Exhibit 99.1
FOR IMMEDIATE RELEASE
MARCH 2, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2008 RESULTS
Amends Debt Agreements;
Suspends Distributions and Dividends;
Provides Preliminary 2009 Guidance
DALLAS, March 2, 2009 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today reported earnings for the fourth-quarter and full-year 2008. The Partnership also announced that it has successfully amended its bank credit facility and senior note agreement, which will provide additional operating flexibility during the next two years. Consistent with the amendments to the agreements, the Partnership is suspending quarterly distributions until certain financial measures are met. The Corporation will suspend payment of quarterly dividends until such time as Partnership distributions resume.
Fourth-Quarter 2008 — Crosstex Energy, L.P. Financial Results
The Partnership realized distributable cash flow of $68.7 million in the fourth quarter of 2008, compared with $41.1 million in the fourth quarter of 2007. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release. Distributable cash flow in the fourth quarter includes $38.2 million of proceeds in excess of invested capital on the sale of the Partnership’s interest in the Seminole gas processing plant (the gain on the sale was $49.8 million with only the portion in excess of invested capital included in distributable cash flow) and other income of $20 million associated with the assignment of certain contract rights to a nonaffiliated third party.
The Partnership reported a net loss of $9.4 million in the fourth quarter of 2008 compared with net income of $14.1 million in the fourth quarter of 2007. Net loss per limited partner unit in the fourth quarter of 2008 was $0.19 per unit versus net income of $0.31 per unit in the fourth quarter of 2007.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

The Partnership’s gross margin in the fourth quarter of 2008 decreased 23 percent to $90.7 million, compared with $118.5 million in the fourth quarter of 2007. Gross margin from the Midstream business segment declined $29.6 million, or 28 percent, to $76.8 million primarily due to the impacts of Hurricanes Gustav and Ike on volumes and lower processing margins during the fourth quarter of 2008. Gross margin from the Treating segment was $13.9 million compared with $12.1 million in the fourth quarter of 2007.
“Our operating results were negatively affected by a series of unprecedented events — extremely low natural gas liquid prices, the deterioration of the financial markets and the adverse effects of Hurricanes Gustav and Ike,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Despite this challenging environment, we have renegotiated our debt agreements, which will provide us with the time and flexibility we need to pursue potential de-leveraging opportunities as financial and commodity markets stabilize.
“We have great assets in key locations and have maintained our strong customer relationships. By remaining focused on our initiatives to increase liquidity, improve profitability and reduce leverage, we believe we will be well positioned when markets recover, which will benefit all our stakeholders,” added Davis.
During the fourth quarter of 2008, operating expenses rose $4.1 million. The increase primarily was associated with the build-out of the north Texas gathering systems and the pipeline expansion in northern Louisiana. General and administrative expenses rose $2.8 million primarily as a result of the lease termination fees for the cancelled expansion of Crosstex’s corporate headquarters and bad debt expense due to the SemStream, L.P. bankruptcy. Interest expense rose to $48.0 million in the fourth quarter of 2008 from $22.6 million in the fourth quarter of 2007, primarily due to a $24.3 million noncash mark-to-market charge for interest rate swaps. Other income was positively impacted by the assignment of certain contract rights to a non-affiliated third party during the quarter for $20 million. Depreciation and amortization expense rose $4.5 million in the fourth quarter of 2008 compared with the fourth quarter of 2007 due to the additional pipeline expansion projects in northern Louisiana and north Texas. The Partnership recognized impairment expenses during the fourth quarter 2008 totaling $30.4 million, primarily related to the Blue Water gas processing plant ($17.8 million), Midstream segment goodwill ($4.9 million) and other miscellaneous assets ($7.7 million). During the fourth quarter of 2008, the Partnership also sold its interest in the Seminole gas processing plant for proceeds of $85.0 million. The $49.8 million gain on the sale of the Partnership’s interest in the Seminole plant and the plant’s historic operating results have been recorded as discontinued operations.
Full-Year 2008 — Crosstex Energy, L.P. Financial Results
The Partnership’s distributable cash flow in 2008 was $180.2 million, compared with distributable cash flow of $116.0 million in 2007. This is 1.47 times the amount required to cover the Partnership’s distributions of $122.9 million. Distributable cash flow in 2008 included excess proceeds from the sale of the Partnership’s interest in the Seminole gas processing plant and other income from the assignment of contract rights recorded during the fourth quarter.
The Partnership’s gross margin in 2008 rose 13 percent to $421.2 million from $372.3 million in 2007. The increase was primarily due to greater system throughput on the Partnership’s north Texas pipeline and gathering systems and the northern Louisiana pipeline expansion, which was partially offset by a less favorable natural gas liquids pricing environment during the last half of 2008. In addition, the Partnership’s processing and gathering systems were negatively impacted by Hurricanes Gustav and Ike during the third and fourth quarters of 2008, which reduced gross margin by approximately $22.9 million for the year. The Midstream segment contributed $44.3 million of the increase in gross margin and the Treating segment provided $4.6 million of the increase.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

In 2008, the Partnership reported net income of $10.8 million, compared with net income of $13.9 million in 2007. Operating expenses increased to $169.0 million in 2008 from $125.1 million in 2007 primarily due to growth and expansion in the north Texas, northern Louisiana and east Texas areas. General and administrative expenses in 2008 rose to $71.0 million from $61.5 million in 2007. The increase was primarily related to lease termination fees and additional office rental expense for the cancelled expansion of Crosstex’s corporate headquarters and bad debt expense due to the SemStream, L.P. bankruptcy. Interest expense rose to $102.7 million in 2008 from $79.4 million in 2007 primarily due to $22.1 million of noncash mark-to-market charges on interest rate swaps. Other income in 2008 included the assignment of certain contract rights during the fourth quarter for $20.0 million and $7.0 million associated with the settlement of disputed liabilities assumed with an acquisition. Depreciation and amortization expense rose $24.5 million, primarily the result of additional expansion projects in north Texas and northern Louisiana. The results for the year 2008 also include the impact of the impairment expenses recorded during the fourth quarter and the gain on the sale of the Partnership’s interest in the Seminole processing plant.
The net loss per limited partner unit in 2008 was $3.23 per unit versus a net loss of $0.20 per unit in 2007. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $26.4 million in 2008, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of the net income to a loss of $15.6 million for the year. The 2008 loss per limited partner common unit was also impacted by the allocation of $121.1 million of net income to the Partnership’s Senior Subordinated C Units that converted to 12.8 million common units in the first quarter of 2008. This allocation represents a Beneficial Conversion Feature (BCF) under EITF 98-5 “Accounting for Convertible Securities and Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” The Senior Subordinated C Units were issued on June 29, 2006, at a discount to the market price of the common units at that date and could not participate in cash distributions prior to their conversion to common units on February 16, 2008. The BCF allocation is a noncash distribution equal to the discount to the common unit market price which is treated the same as a cash distribution for earnings-per-unit computations.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

Revolving Credit and Senior Note Agreement Amendments
Due to the continued declines in commodity prices, producer drilling activity and financial markets since September 2008 and their impacts on the Partnership’s business outlook, the Partnership determined that it would renegotiate the terms of its revolving credit and senior note agreements to create additional covenant relief in 2009 and 2010 under those agreements. This renegotiation will provide the Partnership the time and flexibility to allow financial and commodity markets to stabilize and to pursue potential de-leveraging opportunities. Key terms of the amendments to the revolving credit and senior note agreements include the following:
•	The covenants governing the Partnership’s leverage ratios and cash interest coverage ratios for 2009 and 2010 have been relaxed.

•	Quarterly distributions will be suspended until the Partnership’s PIK notes (discussed below) are repaid and the leverage ratio is below 4.25 to 1. The Partnership does not anticipate that these conditions will be met during 2009.

•	Growth capital expenditures for 2009 and 2010 will be limited to a total of $195 million.

•	Credit and note agreement repayments will be required from the proceeds of debt offerings, equity issuance proceeds, asset sales and certain “excess cash flow” (as defined) of the Partnership.

•	The cash interest rate will be increased on the credit agreement by 100 basis points and there will be a floor for the London Interbank Offered Rate (LIBOR) of 2.75% per annum.

•	There will be a cash interest rate increase on the note agreement of 125 basis points and additional interest of 125 basis points in the form of an increase to the principal amount of notes (the “PIK notes”). If certain leverage metrics are met, the additional PIK note interest will cease to accrue. The PIK notes will be payable six months after the refinancing of the Credit Agreement, which is currently scheduled to mature in June 2011. Depending on future leverage metrics, additional interest of as much as 125 basis points could be assessed after the refinancing of the Credit Agreement.

•	There will be potential fees assessed depending on whether the Partnership meets certain debt repayment levels for the three quarters ending March 31, 2010. Such fees, if any, will be payable upon the refinancing of the Credit Agreement.
The credit and note agreement amendments will be more fully described in the Partnership’s Form 10-K filed with the Securities and Exchange Commission.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

Fourth-Quarter 2008 — Crosstex Energy, Inc. Financial Results
The Corporation reported a net loss of $4.5 million in the fourth quarter of 2008, compared with net income of $7.7 million in the fourth quarter of 2007. Net income in the fourth quarter of 2007 included a noncash net gain after income taxes of $2.6 million from the issuance of 1.8 million Partnership units during the quarter. The Corporation’s net loss from continuing operations before income taxes, gain on issuance of Partnership units and interest of non-controlling partners in the Partnership’s net loss was $62.4 million in the fourth quarter of 2008, compared with net income of $11.9 million in the fourth quarter of 2007.
The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $4.3 million in the fourth quarter of 2008, compared with $13.9 million in the fourth quarter of 2007. The decrease in the Partnership’s distribution of $0.25 per unit announced January 29, 2009, reduced the Corporation’s share of distributions by $11.2 million to $4.3 million from $15.5 million in the third quarter of 2008.
Full-Year 2008 — Crosstex Energy, Inc. Financial Results
The Corporation reported 2008 net income of $24.2 million compared with net income of $12.2 million in 2007. Net income includes noncash net gains from the issuance of Partnership units, after income taxes, of $8.4 million in 2008 and $2.6 million in 2007. The Corporation’s net loss from continuing operations before income taxes, gain on issuance of Partnership units, and interest of non-controlling partners in the net income of the Partnership was a loss of $45.9 million in 2008, compared with net income of $6.1 million in 2007. The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $64.0 million in 2008 compared with $49.9 million in 2007.
The Corporation’s dividends paid during 2008 were 31.45% taxable and 68.55% return of capital.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

Crosstex Provides Preliminary 2009 Guidance
The Partnership assumes relatively low commodity prices will continue during 2009. As a result, the Partnership has lowered guidance since prior communications to reflect expectations for significantly reduced drilling activity, particularly in the north Texas area, which is consistent with recent announcements by various producers, and for continued lower natural gas liquids prices and processing margins.
The following is the Partnership’s estimate of 2009 adjusted cash flow:
Crosstex Energy, L.P.
Forecast for 2009 Net Income
Reconciliation to Adjusted Cash Flow *
(In millions)

	Range
	Low	High
Net income	$(97)	$(70)
Depreciation and amortization	144	144
Stock-based compensation	8	8
Interest	128	127
Taxes and other	1	2

Adjusted Cash Flow *	$184	$211

*	Adjusted Cash Flow is a non-GAAP Financial measure and is explained in greater detail under “Non-GAAP Financial Information.”
Key Assumptions for Forecast

Weighted Average Liquids Price ($/gallon)	$0.58	$0.75
Crude ($/Bbl)	$39.00	$50.00
Natural Gas ($/MMBtu)	$4.00	$4.50
Natural Gas Liquids to Gas Ratio	164%	186%
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss fourth-quarter and full-year 2008 results today, March 2, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).The dial-in number for the call is 1-888-680-0869, and the passcode is 83554731. Callers outside the United States should dial 1-617-213-4854, and the passcode is 83554731. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHJJBRRCT. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.
After the conference call, a replay can be accessed until June 2, 2009, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 45661685. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately 195 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for 4.0 billion cubic feet per day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 34 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as Distributable Cash Flow and Adjusted Cash Flow. Distributable cash flow includes earnings before noncash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts). Adjusted Cash Flow includes net income before interest, income taxes, depreciation and amortization, stock-based compensation and other miscellaneous noncash items. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures, the amortization of put premiums and other noncash charges. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts was amortized against Distributable Cash Flow over their life.
The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.
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Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

Distributable Cash Flow and Adjusted Cash Flow are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income is included among the preceding and following tables.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s future financial condition, liquidity and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership may not be able to obtain funding due to the deterioration of the credit and capital markets and current economic conditions; (2) the Partnership will not be able to pay cash distributions until its liquidity position improves and it refinances and pays certain of its indebtedness; (3) volatility in natural gas and natural gas liquids prices may occur due to weather and other natural and economic forces; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) customers may increase collateral requirements from the Partnership or reduce business with the Partnership to reduce credit exposure; (8) exposure to fluctuations in commodity prices and interest rates may result in financial losses or reduced income;(9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing and treating operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana and the Gulf Coast of Texas; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Revenues
Midstream	$751,247	$1,069,900	$4,838,747	$3,791,316
Treating	16,846	13,745	64,953	53,682
Profit on energy trading activities	1,018	1,910	3,349	4,090

	769,111	1,085,555	4,907,049	3,849,088

Cost of Gas
Midstream	675,417	965,401	4,471,308	3,468,924
Treating	2,961	1,684	14,579	7,892

	678,378	967,085	4,485,887	3,476,816

Gross margin	90,733	118,470	421,162	372,272

Operating expenses	41,640	37,504	169,048	125,149
General and administrative	21,310	18,518	71,005	61,528
Gain on derivatives	(4,672)	(2,547)	(12,203)	(6,628)
(Gain) loss on sale of property	72	152	(1,519)	(1,667)
Impairments	30,436	—	30,436	—
Depreciation and amortization	34,260	29,794	131,187	106,639

Total	123,046	83,421	387,954	285,021

Operating income (loss)	(32,313)	35,049	33,208	87,251

Interest expense, net of interest income	(47,960)	(22,622)	(102,675)	(79,403)
Other income	20,084	162	27,757	683

Interest expense and other	(27,876)	(22,460)	(74,918)	(78,720)

Income (loss) from continuing operations, before minority interest and income taxes	(60,189)	12,589	(41,710)	8,531

Minority interest in subsidiary	(73)	26	(311)	(160)
Income tax provision	(413)	(309)	(2,765)	(964)

Income (loss) from continuing operations before discontinued operations	(60,675)	12,306	(44,786)	7,407
Discontinued operations:
Income from discontinued operations	1,431	1,842	5,752	6,482
Gain on sale of discontinued operations	49,805	—	49,805	—

Net income (loss)	$(9,439)	$14,148	$10,771	$13,889

General partner interest in net income (loss)	$(1,446)	$5,808	$26,415	$19,252

Limited partners’ interest in net income (loss)	$(7,993)	$8,339	$(15,644)	$(5,363)

Net income (loss) per limited partners’ unit
Basic common unit	$(0.19)	$0.31	$(3.23)	$(0.20)

Diluted common unit	$(0.19)	$0.19	$(3.23)	$(0.20)

Basic and diluted senior subordinated series C units	$—	$—	$9.44	$—

Weighted average limited partners’ units outstanding:
Basic common units	44,904	26,964	42,330	26,753

Diluted common units	44,904	44,074	42,330	26,753

Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income (loss)	$(9,439)	$14,148	$10,771	$13,889
Depreciation and amortization (1)	34,179	30,265	132,614	108,617
Impairments	30,436	—	30,436	—
Stock-based compensation	2,992	3,648	11,243	12,284
Financial derivatives mark-to-market (3)	24,215	455	22,236	894
Other (2)	(8,214)	119	(8,798)	253

Cash flow	74,170	48,635	198,502	135,937

Amortization of put premiums	—	(2,988)	—	(9,165)
Maintenance capital expenditures	(5,494)	(4,594)	(18,310)	(10,760)

Distributable cash flow	$68,676	$41,053	$180,192	$116,012

Actual distribution	$11,456	$25,465	$122,942	$90,783
Distribution coverage	5.99	1.61	1.47	1.28

Distributions earned per limited partner unit	$0.25	$0.61	$2.00	$2.33

(1)	Excludes minority interest share of depreciation and amortization of $80,000 and $286,000 for the three months and year ended December 31, 2008, respectively, and $90,000 and $263,000 for the three months and year ended December 31, 2007, respectively. Includes discontinued operation depreciation and amortization of $1,712,000 for the year ended December 31, 2008, and $561,000 and $2,240,000 for the three months and year ended December, 2007, respectively.

(2)	Primarily the elimination of the portion of the gain on the sale of the Seminole plant in excess of invested capital, offset by noncash lease termination expenses.

(3)	Includes noncash mark-to-market interest rate swap expense of $24,315,000 and $22,105,000 for the three months and year ended December 31, 2008, respectively.

Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Pipeline Throughput (MMBtu/d)
South Texas (1)	922,000	966,000	960,000	932,000
LIG pipeline and marketing (1)	415,000	387,000	423,000	393,000
North Texas — Gathering	790,000	479,000	687,000	352,000
North Texas — Transmission	308,000	318,000	330,000	248,000
Other midstream	198,000	197,000	208,000	189,000

Total Gathering and Transmission Volume	2,633,000	2,347,000	2,608,000	2,114,000

Natural Gas Processed (MMBtu/d)
South Louisiana (1)	530,000	1,283,000	1,098,000	1,400,000
LIG System (1)	268,000	320,000	310,000	317,000
South Texas	210,000	225,000	204,000	222,000
North Texas	226,000	165,000	200,000	118,000

Total Gas Volumes Processed	1,234,000	1,993,000	1,812,000	2,057,000

Realized weighted average
Natural Gas Liquids price ($/gallon)	0.72	1.42	1.36	1.15
Actual weighted average
Natural Gas Liquids to Gas ratio	129.3%	242.9%	176.3%	195.7%

Commercial Services Volume (MMBtu/d)	90,000	96,000	85,000	94,000

North Texas Gathering (2)
Wells connected	24	51	158	208

Treating Plants in Service and GPM
Treating and DPC plants in service (3)	200	190	200	190
Total GPM of treating plants in service (4)	10,615	9,650	10,615	9,650

(1)	Volumes during 2008 were negatively impacted by Hurricanes Gustav and Ike.

(2)	North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

(3)	Treating plants and Dew Point Control (“DPC”) plants in service represents plants in service as of the last day of the period.

(4)	The numbers represent the total Gallons per Minute (“GPM”) capacity of all the amine treating plants in service as of the last day of the period.

Crosstex Energy Reports Fourth-Quarter and Full-Year 2008 Results

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Revenues
Midstream	$751,247	$1,069,900	$4,838,747	$3,791,316
Treating	16,846	13,745	64,953	53,682
Profit on energy trading activities	1,018	1,910	3,349	4,090

	769,111	1,085,555	4,907,049	3,849,088

Cost of Gas
Midstream	675,417	965,401	4,471,308	3,468,924
Treating	2,961	1,684	14,579	7,892

	678,378	967,085	4,485,887	3,476,816

Gross margin	90,733	118,470	421,162	372,272

Operating expenses	41,641	37,505	169,056	125,184
General and administrative	22,751	19,231	74,518	64,304
Gain on derivatives	(4,672)	(2,547)	(12,203)	(6,628)
(Gain) loss on sale of property	72	151	(1,519)	(1,667)
Impairments	31,240	—	31,240	—
Depreciation and amortization	34,279	29,806	131,318	106,685

Total	125,311	84,146	392,410	287,878

Operating income (loss)	(34,578)	34,324	28,752	84,394
Interest expense, net of interest income	(47,926)	(22,546)	(102,565)	(78,993)
Other income	20,127	162	27,885	683

Interest expense and other	(27,799)	(22,384)	(74,680)	(78,310)
Income (loss) from continuing operations before income taxes, gain on issuance of Partnership units and interest of non-controlling partners in the Partnership’s net income (loss)	(62,377)	11,940	(45,928)	6,084
Gain on issuance of units of the Partnership	—	7,461	14,748	7,461
Income tax provision	8,320	(8,079)	(2,410)	(10,147)
Interest of non-controlling partners in the Partnership’s net income (loss) from continuing operations	38,313	(4,029)	45,593	7,246

Income (loss) from continuing operations	(15,744)	7,293	12,003	10,644
Discontinued operations:
Income from discontinued operations- net of tax and net of minority interest	315	435	1,266	1,532
Gain on sale of discontinued operations- net of tax and net of minority interest	10,964	—	10,964	—

Net income (loss)	$(4,465)	$7,728	$24,233	$12,176

Net income (loss) per common share:
Basic	$(0.10)	$0.17	$0.52	$0.26

Diluted	$(0.10)	$0.17	$0.52	$0.26

Weighted average shares outstanding:
Basic	46,335	46,019	46,298	45,988

Diluted	46,483	46,713	46,589	46,607

Dividends earned per common share	$0.09	$0.26	$1.15	$0.95